2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE February 12, 2010	Contact: Brent Smith Vice President-Finance (713) 361-2634

Cal Dive Provides Information Regarding 4Q 2009 Financial Results

HOUSTON, TX – (February 12, 2010) Cal Dive International, Inc. (NYSE:DVR) is providing information regarding the financial results it expects to report for the fourth quarter of 2009.  The Company experienced a more significant decline in its activity levels during the fourth quarter than it expected as its customers had already spent the majority of their annual capital budgets heading into the winter months, which impacted both utilization and vessel pricing levels across the fleet.  Furthermore, the weather in the US Gulf of Mexico was worse than expected which reduced the number of days the Company’s assets could work offshore, and one of its key diving assets working internationally experienced unexpected mechanical downtime.  This also resulted in a higher than expected effective tax rate for the fourth quarter as a lower percentage of income was earned from foreign tax jurisdictions.  The Company expects to report financial results for the fourth quarter of 2009 that are well below that of the first quarter of 2009.

The Company will conduct a conference call to discuss its fourth quarter and year end 2009 results and outlook for 2010 on February 25, 2010 at 10:00 a.m. Central Time.  A press release summarizing these results is planned for distribution on February 24, 2010, after the market closes.  The press release and conference call presentation will be available immediately after publishing from the Investor Relations page on the Cal Dive website at http://www.CalDive.com.  A replay of the call will also be available from the same page of the website.

The teleconference dial-in numbers are: (866) 804-6925 (domestic), (857) 350-1671 (international), passcode 56257340.  The webcast is also being distributed to both institutional and individual investors through the Thomson/CCBN StreetEvents Network.  Individual investors can access the call via Thomson’s password-protected event management site, StreetEvents at http://www.streetevents.com.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.